Exhibit 99.1

NeoPhotonics Reports Third Quarter Financial Results and Outlook for Fourth Quarter 2014

•	Record Quarterly Revenue of $81.6 Million, Sequential Growth of 5.3%
•	Sequential 40/100G Revenue Growth of 22.9%
•	Sequential Cash and Cash Equivalents Increased by $7.2 million
•	Announced Agreement to Acquire EMCORE’s Tunable Laser Product Line
•	Continued Focus on Path to Profitability
•	Awarded Fourth Consecutive Annual Excellent Core Partner Award by Huawei

SAN JOSE, CA – November 10, 2014 – NeoPhotonics Corporation (NYSE: NPTN), a leading designer and manufacturer of photonic integrated circuits, or PIC, based optoelectronic modules and subsystems for bandwidth-intensive, high speed communications networks, today announced financial results for its third quarter ended September 30, 2014.

“We are pleased to announce that we again achieved record revenue this quarter.  Our previously announced profit improvement actions are taking hold and moved us into non-GAAP profitability. We expect to operate in a manner focused on our path to profitability; managing expenses tightly, and continuing to operate so as to strengthen our balance sheet,” said Tim Jenks, NeoPhotonics Chairman and CEO. “Equally important, we believe our product focus on 100G, enhanced by our pending acquisition of EMCORE’s tunable laser product line, positions us to be a major contributor to this expanding market segment, and therefore benefit from the accelerating worldwide deployments of 100G systems,” continued Mr. Jenks.

Third Quarter Summary

Following is a summary of certain key financial measures for the third quarter of 2014.

•	Revenue was $81.6 million, an increase of $4.1 million, or 5.3%, from the second quarter of 2014 and up $4.8 million, or 6.2%, from the third quarter of 2013.
•	Gross margin was 24.6%, up from 18.8% in the second quarter of 2014, and up from 23.7% in the third quarter of 2013.
•	Non-GAAP gross margin was 26.5%, up from 20.8% in the second quarter of 2014 and down from 27.5% in the third quarter of 2013.
•	Net loss was $1.9 million, a decrease from a net loss of $6.8 million in the second quarter of 2014 and from a net loss of $9.4 million in the third quarter of 2013.
•	Non-GAAP net income was $1.4 million, improved from a net loss of $7.5 million in the second quarter of 2014 and from a net loss of $3.2 million in the third quarter of 2013.
•	Diluted net loss per share was $0.06, a decrease from a diluted net loss per share of $0.21 in the second quarter of 2014 and from a diluted net loss per share of $0.30 in the third quarter of 2013.
•

Non-GAAP diluted net income per share was $0.04, improved from a diluted net loss per share of $0.24 in the second quarter of 2014 and from a diluted net loss per share of $0.10 in the third quarter of 2013.

•	Adjusted EBITDA was $7.3 million, improved from a loss of $2.6 million in the second quarter of 2014 and from $1.9 million adjusted EBITDA in the third quarter of 2013.

At September 30, 2014, cash and cash equivalents totaled $35.3 million, up from $28.0 million at June 30, 2014. In addition, restricted cash and investments were $22.7 million at September 30, 2014, down from $26.4 million at June 30, 2014. Combined notes payable and debt was $46.3 million at September 30, 2014, down from $48.0 million at June 30, 2014.

Non-GAAP and Adjusted EBITDA Measures vs. GAAP Financial Measures

The Company’s Non-GAAP and Adjusted EBITDA measures exclude certain GAAP financial measures, and a reconciliation of the Non-GAAP and Adjusted EBITDA financial measures to the most directly comparable GAAP financial measures is provided in the financial schedules portion at the end of this press release.

Outlook for the Fourth Quarter of 2014 Ending December 31, 2014

The Company’s outlook for the fourth quarter of 2014 is:

•	Revenue in the range of $74 million to $80 million;
•	Gross margin in the range of 23% to 25%;
•	Non-GAAP gross margin in the range of 24% to 27%;
•	Diluted net loss per share in the range of $0.08 to $0.20; and
•	Non-GAAP diluted net loss per share in the range of $0.01 to $0.13.

The Non-GAAP outlook for the fourth quarter of 2014 excludes approximately $3.4 million of estimated combined expenses related to the expected amortization of intangibles, anticipated impact of stock-based compensation and restructuring charges, less $1.0 million of income related to a settlement with LAPIS Semiconductor Co., Ltd. Of these expenses, $1.3 million is estimated to relate to cost of goods sold.

Additionally, the Company has received the prestigious Annual Excellent Core Partner Award from its largest customer, Huawei Technologies Co., Ltd. (“Huawei”), one of the world's leading providers of telecommunications network solutions.  This is the fourth consecutive year that the Company has been recognized by Huawei, out of more than one thousand suppliers, for its consistency in delivering the highest performance and quality products meeting Huawei's highly specialized requirements.

Conference Call

The Company will host a conference call today, November 10, 2014, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). President and Chief Executive Officer, Tim Jenks, and Chief Financial Officer, Ray Wallin, will present an overview of the third quarter 2014 financial results, discuss current business conditions, and respond to questions. The call will be available, live, to interested parties by dialing +1 (888) 505-4368. For international callers, please dial +1 (719) 325-2393. The Conference ID number is 9327366. A live webcast will also be available in the Investors Relations section of NeoPhotonics website at: www.neophotonics.com.

A replay of the webcast will be available in the Investor Relations section of the Company’s web site approximately two hours after the conclusion of the call and remain available for approximately 30 calendar days.

About NeoPhotonics

NeoPhotonics is a leading designer and manufacturer of photonic integrated circuits, or PIC, based optoelectronic modules and subsystems for bandwidth-intensive, high-speed communications networks. The Company’s products enable cost-effective, high-speed data transmission and efficient allocation of bandwidth over communications networks. NeoPhotonics maintains headquarters in San Jose, California and ISO 9001:2008 certified engineering and manufacturing facilities in Silicon Valley (USA), Japan and China. For additional information, visit www.neophotonics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the following topics: future financial results, the Company’s market position and industry trends. Forward-looking statements are subject to certain risks and uncertainties that could cause the actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: possible reduction in or volatility of customer orders or delays in shipments of products to customers; timing of customer drawdowns of vendor-managed inventory; possible disruptions in the supply chain or in demand for the Company’s products due to industry developments, the ability of the Company's vendors and subcontractors to supply or manufacture the Company's products in a timely manner; economic conditions or natural disasters; volatility in utilization of manufacturing operations and other manufacturing costs; reductions in the Company’s rate of new design wins, and/or the rate at which design wins go into production, and the rate of customer acceptance of new product introductions; the Company’s reliance on a small number of customers for a substantial portion of its revenues; potential pricing pressure that may arise from changing supply or demand conditions in the industry; the impact of any previous or future acquisitions; challenges involving integration of acquired businesses and utilization of acquired technology, including the pending acquisition of EMCORE’s tunable laser product line, market adoption, revenue growth and margins of acquired products; changes in demand for the Company's products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company's financial statements and forecasts; the timely and successful development and market acceptance of new products and upgrades to existing products; the difficulty of predicting future cash needs; the nature of other investment opportunities available to the Company from time to time; the Company’s operating cash flow, changes in economic and industry projections; a decline in general conditions in the telecommunications equipment industry or the world economy generally; and the effects of seasonality. For further discussion of these risks and uncertainties, please refer to the documents the Company files with the SEC from time to time, including the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s Quarterly Reports on Form 10-Q for the three and six months ended June 30, 2014 and for the three and nine months ended September 30, 2014. All forward-looking statements are made as of the date of this press release, and the Company disclaims any duty to update such statements.

© 2014 NeoPhotonics Corporation. All rights reserved. NeoPhotonics and the red dot logo are trademarks of NeoPhotonics Corporation. All other marks are the property of their respective owners.

Contacts:
Clyde R. Wallin, Chief Financial Officer
NeoPhotonics Corporation
+1-408-895-6020

ray.wallin@neophotonics.com

Erica Mannion, Investor Relations

Sapphire Investor Relations, LLC

+1-415-471-2700

ir@neophotonics.com

NeoPhotonics Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	As of
	Sep. 30,	Dec. 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$35,269	$57,101
Short-term investments	—	17,916
Restricted cash and investments	10,401	2,138
Accounts receivable, net	79,174	64,533
Inventories, net	58,819	64,908
Prepaid expenses and other current assets	13,830	9,977
Total current assets	197,493	216,573
Property, plant and equipment, net	62,352	68,851
Restricted cash and investments, non-current	12,250	—
Purchased intangible assets, net	11,600	15,005
Other long-term assets	1,959	1,798
Total assets	$285,654	$302,227

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$52,378	$48,569
Notes payable and short-term borrowing	20,677	9,738
Current portion of long-term debt	10,198	10,325
Accrued and other current liabilities	19,002	23,643
Total current liabilities	102,255	92,275
Long-term debt, net of current portion	15,448	24,150
Deferred income tax liabilities	1,165	1,004
Other noncurrent liabilities	7,634	7,987
Total liabilities	126,502	125,416

Stockholders' equity:
Common stock	81	79
Additional paid-in capital	454,108	447,467
Accumulated other comprehensive income	8,689	11,687
Accumulated deficit	(303,726)	(282,422)
Total stockholders' equity	159,152	176,811
Total liabilities and stockholders' equity	$285,654	$302,227

NeoPhotonics Corporation

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except percentages and per share data)

	Three Months Ended
	Sep. 30,	Jun. 30,	Sep. 30,
	2014	2014	2013

Revenue	$81,576	$77,451	$76,814
Cost of goods sold (1)	61,512	62,883	58,635
Gross profit	20,064	14,568	18,179
	24.6%	18.8%	23.7%
Operating expenses:
Research and development (1)	11,842	12,085	12,227
Sales and marketing (1)	3,075	3,571	3,580
General and administrative (1)	6,712	8,193	8,905
Amortization of purchased intangible assets	378	379	381
Restructuring charges	504	—	450
Escrow settlement gain	—	(3,886)	—
Adjustment to fair value of contingent	—	—	1,026
Acquisition-related transaction costs	—	—	126
Total operating expenses	22,511	20,342	26,695
Loss from operations	(2,447)	(5,774)	(8,516)

Interest income	52	38	66
Interest expense	(375)	(311)	(251)
Other income (expense), net	1,735	(635)	115

Total interest and other income (expense), net	1,412	(908)	(70)

Loss before income taxes	(1,035)	(6,682)	(8,586)
Provision for income taxes	(902)	(97)	(777)
Net loss	$(1,937)	$(6,779)	$(9,363)

Basic and diluted net loss per share	$(0.06)	$(0.21)	$(0.30)

Weighted averages shares used to compute basic and diluted net loss per share	32,383	31,790	31,185

(1) Includes stock-based compensation expense as follows for the periods presented:

Cost of goods sold	$203	$455	$471
Research and development	339	408	417
Sales and marketing	417	587	253
General and administrative	229	273	449
Total stock-based compensation expense	$1,188	$1,723	$1,590

NeoPhotonics Corporation

Reconciliation of Consolidated GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(In thousands, except percentages and per share data)

	Three Months Ended
	Sep. 30,	Jun. 30,	Sep. 30,
	2014	2014	2013

NON-GAAP GROSS PROFIT:
GAAP gross profit	$20,064	$14,568	$18,179
Stock-based compensation expense	203	455	471
Amortization of purchased intangible assets	709	714	738
Depreciation of acquisition-related fixed asset step-up	324	337	188
Amortization of acquisition-related inventory step-up	—	—	928
Restructuring charges	291	—	628
Non-GAAP gross profit	$21,591	$16,074	$21,132
Non-GAAP gross margin (% of revenue)	26.5%	20.8%	27.5%

NON-GAAP NET LOSS :
GAAP net loss	$(1,937)	$(6,779)	$(9,363)
Stock-based compensation expense	1,188	1,723	1,590
Amortization of purchased intangible assets	1,086	1,093	1,119
Depreciation of acquisition-related fixed asset step-up	628	658	302
Amortization of acquisition-related inventory step-up	—	—	928
Restructuring charges	796	—	1,077
Acquisition-related costs	—	—	126
Escrow settlement gain	—	(3,886)	—
Fair value adjustment to contingent consideration	—	—	1,026
Income tax effect of Non-GAAP adjustments	(343)	(298)	(39)
Non-GAAP net income (loss)	$1,418	$(7,489)	$(3,234)

ADJUSTED EBITDA:
GAAP net loss	$(1,937)	$(6,779)	$(9,363)
Stock-based compensation expense	1,188	1,723	1,590
Amortization of purchased intangible assets	1,086	1,093	1,119
Depreciation of acquisition-related fixed asset step-up	628	658	302
Amortization of acquisition-related inventory step-up	—	—	928
Restructuring charges	796	—	1,077
Acquisition-related costs	—	—	126
Escrow settlement gain	—	(3,886)	—
Fair value adjustment to contingent consideration	—	—	1,026
Interest expense, net	323	273	185
Provision for income taxes	902	97	777
Depreciation expense	4,323	4,187	4,156
Adjusted EBITDA	$7,309	$(2,634)	$1,923

BASIC AND DILUTED NET (LOSS) INCOME PER SHARE:
GAAP basic and diluted net loss per share	$(0.06)	$(0.21)	$(0.30)
Non-GAAP basic and diluted net income (loss) per share	$0.04	$(0.24)	$(0.10)

SHARES USED TO COMPUTE GAAP BASIC AND DILUTED NET LOSS PER SHARE AND NON-GAAP BASIC NET INCOME (LOSS) PER SHARE	32,383	31,790	31,185
SHARES USED TO COMPUTE NON-GAAP DILUTED NET INCOME (LOSS) PER SHARE	32,700	31,790	31,185